Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement of Innovative Payment Solutions, Inc. our report dated March 31, 2022, with respect to the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

/s/ RBSM LLP

RBSM LLP

New York, NY

February 2, 2023